EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST
DECLARES JANUARY CASH DISTRIBUTION

    Dallas, Texas, January 18, 2008 - Bank of America, N.A., as Trustee of the Cross Timbers Royalty Trust (NYSE - CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.459769 per unit, payable on February 14, 2008, to unitholders of record on January 31, 2008.  The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	18,000	176,000	$89.09	$8.64 (a)

Prior Month	20,000	175,000	$78.59	$7.53

(a) Excludes $553,313 related to lawsuit settlement proceeds for the underpayment of royalties on certain San Juan Basin properties, which increases the average price to $12.15 per Mcf.

The January 2008 distribution includes lawsuit settlement proceeds related to the underpayment of royalties on certain San Juan Basin properties.  Based on the information received by XTO Energy, the current month distribution includes additional royalties in the amount of $744,702, or approximately $0.12 per unit.  Of this amount, $191,389, or approximately $0.03 per unit, is interest income.

    Reversion Agreement

    Certain properties underlying the 90% net profits interests are subject to a reversion agreement calling for the transfer of 25% of XTO’s interest in those properties to an unrelated third party when payout occurs.  XTO Energy informed the trustee that payout occurred effective with the July 2007 distribution, thereby reducing the July 2007 distribution and all future distributions by approximately five percent.

    For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President Bank of America, N.A. Toll Free - 877/228-5084

Statements made in this press release, including those related to timing of payout under the reversion agreement and the impact on future payments as a result of the reversion of properties under the reversion agreement, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties which are detailed in Part I, Item 1A of the trust’s Annual report on Form 10-K for the year ended December 31, 2006, which is incorporated by this reference as though fully set forth herein. Although XTO Energy and the trustee believe that the expectations reflected in such forward-looking statements are reasonable, neither XTO Energy nor the trustee can give any assurance that such expectations will prove to be correct.